Exhibit 10.3

EXPENSE LIMITATION AGREEMENT

THIS EXPENSE LIMITATION AGREEMENT (“Expense Limitation Agreement”) is made as of July 1, 2021 (the “Effective Date”), by and among InPoint Commercial Real Estate Income, Inc., a Maryland corporation (the “Company”), Inland InPoint Advisor, LLC, a Delaware limited liability company (the “Advisor”), and SPCRE InPoint Advisors, LLC, a Delaware limited liability company (the “Sub-Advisor”).

WHEREAS, the Company operates, and intends to continue to operate, as a real estate investment trust and offers one or more classes of common stock (“Shares”) in a continuous public offering;

WHEREAS, the Advisor serves as adviser to the Company pursuant to that certain Second Amended and Restated Advisory Agreement, dated July 1, 2021, by and among the Company, InPoint REIT Operating Partnership, LP, a Delaware limited partnership of which the Company is the sole general partner, and the Advisor (the “Advisory Agreement”); and

WHEREAS, the Sub-Advisor serves as sub-advisor to the Advisor pursuant to that certain Second Amended and Restated Sub-Advisory Agreement, dated July 1, 2021, between the Advisor and the Sub-Advisor (the “Sub-Advisory Agreement”).

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the parties hereto agree as follows:

1.Expense Limitation.

(a)Subject to the conditional repayment in Section 2 hereof, the Advisor and Sub-Advisor each agrees to waive reimbursement of or pay (or to cause its affiliates to waive or pay) certain of the Company’s Ordinary Operating Expenses (as defined below) to the extent necessary to ensure that the Ordinary Operating Expenses for each class of Shares, as applicable, do not exceed the percentage of average monthly net assets set forth on Exhibit A.

(b)The amount waivable or payable by the Advisor, Sub-Advisor or their respective affiliates hereunder shall be determined as of the last day of each fiscal quarter for the Company based on the annualized Ordinary Operating Expenses for that fiscal quarter (prior to recording any reimbursement pursuant to Section 2 hereof for that fiscal quarter) and shall be allocated between the Advisor and Sub-Advisor pursuant to the split percentages set forth in Table I in Article 5 of Appendix C to the Sub-Advisory Agreement with the NAV calculation as of the end of the applicable fiscal quarter. Any waiver or payment due from the Advisor, Sub-Advisor or their respective affiliates under this Section 1 shall be made within 30 days of the end of the Company’s applicable fiscal quarter.

(c) “Ordinary Operating Expenses” for a class of Shares shall consist of all ordinary expenses of the Company attributable to such class, including administration fees, transfer agent expenses, fees paid to the Company’s independent directors (the “Independent Directors”), loan servicing expenses, administrative services expenses, acquisition-related expenses, and expenses associated with legal, regulatory compliance and investor relations, but excluding the following: (a) fees paid to the Advisor pursuant to the Advisory Agreement, (b) interest expense and other financing costs, (c) taxes, (d) distribution or stockholder servicing fees, (e) operating expenses for any real estate owned, including depreciation, and (f) unusual, unexpected and/or nonrecurring expenses of the Company.

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2.Conditional Repayment by the Company. Any waiver or reimbursement by the Advisor or Sub-Advisor pursuant to this Expense Limitation Agreement shall be subject to repayment by the Company on a quarterly basis within three fiscal years following the fiscal quarter in which the expenses were incurred, but only to the extent such repayment by the Company does not cause the Company to exceed its then-current expense limitation, if any, for such quarter.  For the avoidance of doubt, any waiver or reimbursement made by the Advisor or Sub-Advisor that has not be repaid within three fiscal years of the fiscal quarter within which the Ordinary Operating Expense were waived or absorbed shall be permanently waived by the Advisor and Sub-Advisor and shall not be subject to reimbursement under this Expense Limitation Agreement. The amount repayable to the Advisor or Sub-Advisor hereunder shall be determined as of the last day of each fiscal quarter for the Company based on the annualized Ordinary Operating Expenses for that fiscal quarter (prior to recording any recoupment pursuant to this Section 2 for that fiscal quarter). Any repayment due to the Advisor or Sub-Advisor under this Section 2 shall be made within 30 days of the end of the Company’s applicable fiscal quarter.

3.Effective Date, Duration and Termination.  This Expense Limitation Agreement shall be effective as of the Effective Date and shall continue in effect for successive twelve-month periods provided that such continuance is specifically approved at least annually by a majority of the Independent Directors and by the mutual consent of the Advisor and Sub-Advisor. Aside from its annual renewal, this Expense Limitation Agreement may not be terminated by the Advisor or Sub-Advisor, but may be terminated by the Independent Directors on written notice to the Advisor and Sub-Advisor. This Expense Limitation Agreement will automatically terminate if the Advisory Agreement is terminated with such termination effective upon the effective date of the Advisory Agreement’s termination. The Advisor’s and Sub-Advisor’s right to repayment pursuant to Section 2 hereof shall survive the termination of this Expense Limitation Agreement for any reason.

4.Miscellaneous.

(a)The captions of this Expense Limitation Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

(b)This Expense Limitation Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof. Notwithstanding the place where this Expense Limitation Agreement may be executed by any of the parties hereto, this Expense Limitation Agreement shall be construed in accordance with the laws of the State of Delaware. Nothing in this Expense Limitation Agreement shall be deemed to require the Company to take any action contrary to the Company’s charter or bylaws, as each may be amended or restated, or to relieve or deprive the board of directors of the Company of its responsibility for and control of the conduct of the affairs of the Company.

(c)If any provision of this Expense Limitation Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Expense Limitation Agreement shall not be affected thereby and, to this extent, the provisions of this Expense Limitation Agreement shall be deemed to be severable, and the remaining provisions of this Expense Limitation Agreement shall be interpreted to give maximum effect to the intent of the parties manifested thereby.

(d)No party hereto shall assign this Expense Limitation Agreement or any right, interest or benefit under this Expense Limitation Agreement without the prior written consent of the other parties hereto.

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(e)This Expense Limitation Agreement may be amended in writing by mutual consent of the parties. This Expense Limitation Agreement may be executed by the parties on any number of counterparts, delivery of which may occur by facsimile or as an attachment to an electronic communication, each of which shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have caused this Expense Limitation Agreement to be executed in duplicate by their respective officers as of the Effective Date.

INPOINT COMMERCIAL REAL ESTATE INCOME, INC.

By:	/s/ Catherine L. Lynch
Name:	Catherine L. Lynch
Title:	Chief Financial Officer and Treasurer

INLAND INPOINT ADVISOR, LLC

By:	/s/ Roderick S. Curtis
Name:	Roderick S. Curtis
Title:	President

SPCRE INPOINT ADVISORS, LLC

By:	/s/ Donald MacKinnon
Name:	Donald MacKinnon
Title:	Portfolio Manager

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EXHIBIT A

Class of Shares	Cap on Ordinary Operating Expenses (as a percentage of average monthly net assets)
Class P Shares	1.50%
Class A Shares	1.50%
Class T Shares	1.50%
Class S Shares	1.50%
Class D Shares	1.50%
Class I Shares	1.50%

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